Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of the MFS Municipal Limited Maturity Fund, which was held on October 19, 2001, the following actions were taken: Item
1. To elect a board of trustees.

                                         Number of Shares

Nominee                            For                  Withhold Authority
Jeffrey L. Shames                   4,608,740               29,357
John W. Ballen                      4,608,740               29,357
Lawrence H. Cohn, M.D.              4,608,740               29,357
The Hon. Sir J. David Gibbons, KBE  4,605,639               32,457
William R. Gutow                    4,608,740               29,357
J. Atwood Ives                      4,608,740               29,357
Abby M. O'Neill                     4,607,677               30,420
Lawrence T. Perera                  4,608,740               29,357
William J. Poorvu                   4,608,740               29,357
Arnold D. Scott                     4,608,740               29,357
J. Dale Sherratt                    4,608,740               29,357
Elaine R. Smith                     4,608,740               29,357
Ward Smith                          4,608,740               29,357
Item 2. To amend, remove, or add cerain fundamental investment policies. Number of Shares
For 3,476,477
Against 40,040
Abstain 94,762
Broker Non-votes 1,026,818
Item 3. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 4,531,106
Against 29,476
Abstain 77,515
Item 4. To ratify the selection of the independent public accountants for the current fiscal year.
Number of Shares
For 4,587,167
Against 12,499
Abstain 38,431